PR OCT 12 2006 TURKEY EXIT

AVENUE GROUP ANOUNCES CONCLUSION OF EXPLORATION EFFORTS IN TURKEY. TO COMMENCE USA BASED DRILLING PROGRAM IN THE APPALACHIAN BASIN

NEW YORK, NY--October 13, 2006 -- Avenue Group, Inc. (OTCBB:AVNU) announced today that it has determined to conclude its exploration activities in Southeast Turkey and has surrendered all of its interest in the Karakilise Licenses to the operator and has satisfied all of its outstanding obligations to the operator.

In 2002, Avenue entered into a joint exploration effort with the operator Aladdin Middle East Ltd. ("AME") . Three exploratory wells were drilled with one, the Karakilise Nr 1 located in Diyarbakir, SE Turkey, resulting in an initial production rate of approximately 400 BOPD of good quality medium grade oil. In drilling an offset well, Karakalise Nr 2, Avenue and AME were joined by JKX Oil and Gas, an LSE listed British independent. After extensive testing, Karakalise Nr 2 was determined to be non commercial and was abandoned. Karakilise nr 1 continues to produce at a rate of approximately 25 BOPD.

As per the terms of the farm-out agreement entered into by AME and Avenue with JKX Oil and Gas, Avenue retains its right to receive approximately $300,000 out of JKX's future production revenue from the Karakilise Licenses.

Levi Mochkin, CEO and Chairman of Avenue Group, Inc. commented, "While we appreciate the exciting exploration potential of Southeastern Turkey, after careful deliberation, the management of Avenue has concluded to refocus its Oil and Gas efforts to onshore US. We wish Aladdin Middle East Ltd.and JKX Oil and Gas the best of success in their ongoing exploration activities in Turkey."

Norman Singer, head of Avenue's E&P efforts said "we are very pleased with the opportunities presenting themselves in the US, most notably in the Appalachian Basin. We are presently preparing to commence a 10 well drilling program made up primarily of PUD locations in the Appalachian Basin and are evaluating several other exciting opportunites in the region."

ABOUT AVENUE GROUP INC

Avenue Group Inc. (OTCBB:AVNU) through its subsidiary Avenue Energy, Inc. is engaged in the exploration and development of oil and gas reserves.

Certain statements in this announcement including statements such as "believes," "anticipates," "expects" and all similar statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management's current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Avenue Group to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-KSB, for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Avenue Group Inc. undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

For further information, please visit our website at www.avenuegroupinc.com or contact Levi Mochkin at (888) 612-4188 ext 4 or Norman Singer ext 5


Contact:

     Levi Mochkin
     (888) 612-4188 ext 4

     Norman Singer
     (888) 612-4188 ext 5
     Email: avenuegroup@gmail.com